Exhibit 8.2

February 13, 2013

First BanCorp.

1519 Ponce de León Ave., Stop 23

Santurce, Puerto Rico 00908

Re:	Registration Statement on Form S-4 related to

Offer to Exchange Certain First BanCorp’s Common Stock for Preferred Stock

Ladies and Gentlemen:

We have acted as special Puerto Rico tax counsel to First BanCorp., a corporation organized under the laws of the Commonwealth of Puerto Rico (the “Corporation”), in connection with the offer to exchange (the “Exchange Offer”) certain number of newly issued shares of the Corporation’s common stock, par value $0.10 per share (the “Common Stock”) for any and all of the following series of the Corporation’s issued and outstanding preferred stock: (i) 7.125% Noncumulative Perpetual Monthly Income Preferred Stock, Series A; (ii) 8.35% Noncumulative Perpetual Monthly Income Preferred Stock, Series B; (iii) 7.40% Noncumulative Perpetual Monthly Income Preferred Stock, Series C; (iv) 7.25% Noncumulative Perpetual Monthly Income Preferred Stock, Series D; and (v) 7.00% Noncumulative Perpetual Monthly Income Preferred Stock, Series E (collectively, the “Preferred Stock”), as set forth in the Registration Statement on Form S-4 (as amended, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”).

This opinion is being furnished in connection with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”). It addresses the Puerto Rico income tax treatment applicable to holders of the Preferred Stock as a result of the exchange of the Preferred Stock for the Common Stock pursuant to the Exchange Offer (the “Exchange”) and certain material Puerto Rico tax consequences associated to the receipt, ownership and disposition of shares of the Common Stock as well as the Puerto Rico income tax treatment to the non-tendering preferred shareholders upon the receipt of the consent fee described in the Registration Statement.

Our opinion is limited to the information contained in the prospectus included in the Registration Statement (the “Prospectus”) under the heading “Certain Puerto Rico Tax Considerations”. No opinion is expressed herein, and no opinion should be inferred, as to any other matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein.

The opinion expressed herein is based upon the existing provisions of the Puerto Rico Internal Revenue Code of 2011, as amended (the “Code”) and the regulations promulgated and administrative pronouncements issued thereunder any of which can be changed at any time. Any such changes may be retroactive and could significantly modify the opinion expressed herein. Similarly, any change in the facts and assumptions, upon which this opinion is based, could modify our conclusions.

This opinion represents our best judgment as to the probable outcome of the Puerto Rico tax issues discussed in the Prospectus and is not binding on the Puerto Rico Treasury Department, or the Puerto Rico or federal courts. We can give no assurance that the Puerto Rico Treasury Department will not challenge our conclusions and prevail in the courts in such a manner as to cause adverse tax consequences to the holders of the Preferred Stock participating in the Exchange Offer or the holders of the Common Stock.

First BanCorp.

February 13, 2013

As to questions of fact relevant to this opinion, with your permission and without independent investigation, we have relied upon, and assumed the accuracy of, oral or written statements and representations of officers and other representatives of the Corporation and others. Any inaccuracy in any fact, representation, or statement in the Registration Statement may have the effect of changing all or part of this opinion.

The opinion expressed herein is also subject to the following assumptions, limitations and qualifications:

1. That the Exchange will be made on the terms and conditions set forth in the Prospectus and in the accompanying letters of transmittal attached thereto;

2. That (i) the Exchange Offer and the Exchange have been duly authorized by all necessary corporate action of the Corporation and that (ii) the delivery of the Common Stock by the Corporation pursuant to the Exchange and the delivery of all required documents by the other parties to the Exchange, constitute the legal, valid and binding obligations of the parties to the Exchange, enforceable against them in accordance with their respective terms; and

3. In accordance with the terms of the Exchange Offer: (i) there are no accumulated and unpaid dividends in respect of any shares of Preferred Stock and no cash will be paid as a result of the Exchange for any accumulated and unpaid dividends in respect of any shares of Preferred Stock; and (ii) no fractional shares of Commons Stock will be issued or paid in cash as a result of the Exchange.

On the basis of the foregoing and subject to the assumptions, limitations, exceptions and qualifications set forth herein and in the Prospectus, we are of the opinion that the information contained in the Prospectus under the heading “Certain Puerto Rico Tax Considerations”, to the extent it constitutes matters of Puerto Rico law or legal conclusions based on such law, is complete and accurate in all material respects.

We are admitted to practice law in the Commonwealth of Puerto Rico, and express no opinion whatsoever with respect to any laws other than the Code. Our opinion is given as of this date and is limited in all respects to the laws and facts existing as of the date hereof. We undertake no obligation to advise you or to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws occurring after the date of this opinion that might affect the opinion expressed herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to our firm contained in the Prospectus under the headings “Validity of Common Stock” and “Certain Puerto Rico Tax Considerations”. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Pietrantoni Méndez & Alvarez LLC